SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            June 13, 2002


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the
"Company") will be held at the Fox Hollow Inn, 7725 Jericho
Turnpike, Woodbury, New York 11797, on June 12, 2003 at
11:00 A.M., local time, for the following purposes:

     1.  To elect one Class I director;

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending December
31, 2003;

     3. To adopt an amendment to the Research Frontiers Incorporated 1998 Stock Option Plan which has been approved by the Board of Directors of the Company to increase the number of shares which may be issued upon the exercise of options and other awards granted under the 1998 Stock Option Plan by 600,000 shares of Common Stock of the Company; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 21, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                   By Order of the Board of Directors,


                                   VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 2003

                 RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 12, 2003


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York
11797, on June 12, 2003, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention:
Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominee for director listed below, (ii) for the ratification of the selection of the independent auditors, and (iii) for adoption of the proposed amendment to the Company's 1998 Stock Option
Plan. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240
Crossways Park Drive, Woodbury, New York 11797-2033. On or about April 30, 2003 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual
Report of the Company for the year ended December 31, 2002, including financial statements, are to be mailed to each stockholder of record at the close of business on April 21, 2003.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 21, 2003 are entitled to vote at the meeting. As of April 21, 2003, the Company had issued and outstanding and entitled to vote 12,251,879 shares of common stock, par value $0.0001 per share (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting. A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common
Stock, and for all directors and executive officers of the Company individually and as a group.


                                               Total        Exercisable
                                               Beneficial    Warrants   Percent
Name of Beneficial Owner                       Ownership(1) and Options of Class

Robert L. Saxe . . . . . . . . . . . . . . . . 1,572,003(2)   1,158,975    11.73
 c/o Research Frontiers Incorporated
 240 Crossways Park Drive
 Woodbury, NY  11797
Joseph M. Harary . . . . . . . . . . . . . . .   640,174(3)     563,300     5.00
Robert M. Budin. . . . . . . . . . . . . . . .   219,375        188,875     1.76
Victor F. Keen . . . . . . . . . . . . . . . .   160,860         55,000     1.31
Albert P. Malvino. . . . . . . . . . . . . . .    69,595          7,500     0.57
Michael R. LaPointe. . . . . . . . . . . . . .    56,584(4)      55,000     0.46
All directors and officers
as a group (6 persons)                         2,718,591(5)   2,028,650    19.04
----------------------------------
(1) All information is as of April 21, 2003 and was determined in accordance with Rule 13d-3 under the Securities
     Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 2,687 shares of Common Stock owned by Mr. Saxe's wife, Marie Saxe; (ii) 69,838 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3)  Includes 600 shares of Common Stock owned by Mr.
     Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

(4)  Includes 723 shares of Common Stock owned by Mr.
     LaPointe's wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5) Includes the securities described above in footnotes (2) through (4).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, five Directors constitute the entire Board of Directors of the Company. The
Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the director in Class I expires at the 2003 Annual Meeting of Stockholders. The Board of Directors proposes that the nominee described below be elected to hold office for a three-year term expiring at the 2006 Annual Meeting of Stockholders, and until the election and qualification of his respective successor. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominee set forth below. Each of the members of the Board of Directors of the Company, including the nominee listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company, or in the case of Victor Keen and Albert Malvino, appointed to such position by the Board of Directors to fill a vacancy. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominee will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                 Directors Standing for Election

Joseph M. Harary

Mr. Harary, age 42, became Vice President and General Counsel to the Company in April 1992 and has been a director
of the Company since February 1993.   In December 1999, Mr.
Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating
Officer of the Company.   Mr. Harary has been counsel to the
law firm of Eiseman, Levine, Lehrhaupt & Kakoyiannis, New York, New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

                  Directors Continuing in Office

      Class II - Term to Expire at the 2004 Annual Meeting of Stockholders

Victor F. Keen

Victor F. Keen, age 62, has been a director of the Company since June 2001, and has served as the Company's corporate Secretary since 1987. Mr. Keen is a partner and chairman of the tax department of the law firm of Duane Morris LLP, a law firm with over 500 attorneys and offices in 19 cities throughout the U.S. and Europe. Mr. Keen is a graduate of Trinity College
(1963) and Harvard Law School (1966).

Albert P. Malvino

Albert P. Malvino, age 72, has been a director of the Company since August 2002 and has also been a member of the Company's Advisory Board since June 2002. Dr. Malvino trained at the Naval Electronics Technician School and graduated from the University of Santa Clara Summa Cum
Laude in 1959 with a B.S. degree in Electrical Engineering. For the next five years, he worked as an electronics engineer at Microwave Laboratories and at Hewlett-Packard while earning his MSEE from San Jose State University in 1964. He then taught at Foothill College for the next four years, wrote five textbooks, and was awarded a National Science Foundation Fellowship in 1968. After receiving a Ph.D. in Electrical Engineering from Stanford University in 1970, Dr. Malvino embarked on a full-time writing career, creating and revising electronics-technology textbooks now used throughout the world. In 1984, he founded Malvino Inc. to publish animated textbooks and other educational software for electronics. He has written 10 textbooks that are used at universities, technical institutes and corporations worldwide and which have been translated into 20 foreign languages with over 108 editions, and which have sold over 2 million copies.

      Class III - Term Expires at the 2005 Annual Meeting of Stockholders

Robert L. Saxe

Mr. Saxe, age 67, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, was its President from 1966 to February
2002,  and Treasurer since October 1966. He graduated from
Harvard College in 1956 with an A.B. degree, Cum Laude in
General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 70, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C.
Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.

    The Board of Directors has an Audit Committee and
Executive Committee, but does not have a nominating or compensation committee. The Board of Directors' Executive Committee is composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. Robert M. Budin, Victor F. Keen, and
Albert P. Malvino served on the Audit Committee in 2002. All current members of the Audit Committee are independent directors (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants. During 2002, the Company's Board of Directors met four times and acted by written consent once, and the Board's Audit
Committee met four times. No incumbent director failed to attend any meetings of the Board of Directors during 2002. In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officer of the Company is Michael R. LaPointe, age
44, who is the Company's Vice President - Marketing since
March 2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in
Psychology, worked in a marketing capacity for IBM
Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with Research Frontiers, assisting the Company with its marketing strategy. In accordance with applicable rules of the S.E.C., information contained herein regarding Mr. LaPointe covers the period starting when he became an executive officer of the Company in March 2002, except that compensation information listed below covers Mr. LaPointe's compensation for the entire 2002 fiscal year.

     The Board of Directors recommends a vote FOR election of the nominee listed above and it is intended that proxies not marked to the contrary will be so voted.
Election of such nominee requires the affirmative vote of the holders of a plurality of the shares of the Company's
Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                  INDEPENDENT PUBLIC ACCOUNTANTS
                             (Item 2)

     The Audit Committee has selected the firm of KPMG LLP to serve as our independent accountants for the fiscal year ending December 31, 2003. KPMG LLP has served as the Company's independent auditors for many years and is considered by management to be well-qualified. We expect that representatives of KPMG LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees paid or accrued for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2002 and 2001, and fees billed to us for other services rendered by KPMG during those periods:



                      2002            2001


Audit fees (1)     $ 52,000         $ 49,000
Audit related fees        0                0
Tax fees (2)         12,500           11,750
All other fees            0                0
    Total          $ 64,500         $ 60,750


(1) Audit fees includes the audit of Research Frontiers Incorporated annual financial statements, review of financial statements included in Research Frontiers Incorporated's
       Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with regulatory filings for those fiscal years.

(2) Tax fees include fees for all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining
KPMG LLPs' independence and has determined that the provision of such services is compatible with maintaining KPMG LLPs'independence.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of the accounting firm of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 2003 Annual Meeting of Stockholders.

                      Audit Committee Report

  The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities
Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

  During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors. The complete text of the charter is reproduced in the appendix to the Company's April 30, 2001 Proxy Statement.

  The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. As set forth in more detail in the charter, the Audit Committee's responsibility is to monitor and oversee the processes.

  In connection with these responsibilities, the Audit
Committee met with management and the Company's independent auditors, KPMG LLP, to review and discuss all financial statements included in the Company's quarterly and annual reports for the fiscal year ended December 31, 2002 (the "Financial Statements") prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent auditors.
Our review included discussions with the independent auditors of matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

  The Audit Committee also received written disclosures from the independent accountants required by Independence Standards
Board Standard No. 1 (Independence Discussions with Audit
Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

  Finally, the Audit Committee continued to monitor the integrity of the Company's financial reporting processes and its internal procedures and controls.

  Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                           Members of the Audit Committee

                           Robert M. Budin (Chairman)
                           Victor F. Keen
                           Albert P. Malvino

         ADOPTION OF AMENDMENT TO 1998 STOCK OPTION PLAN
                             (Item 3)

  On June 11, 1998, the stockholders of the Company adopted a stock option plan entitled the "1998 Stock Option Plan" (the
"1998 Plan") which provides for the granting of both incentive stock options at the fair market value at the date of grant and nonqualified stock options at or below the fair market value at the date of grant to employees or non-employees who, in the determination of the Board of Directors, have made or may make significant contributions to the Company in the future. The terms of these options are specified in more detail in the "Report on Executive Compensation" included later on in this Proxy
Statement. To date, only options with an exercise price at or above the market price of the Company's common stock on the date of grant have been awarded. The Company may also award stock appreciation rights or restricted stock under this plan. The purpose of the 1998 Plan is to afford an incentive to executive officers, other employees and non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees or non-employee directors (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company's business. To further such purposes, stock options, stock appreciation rights and restricted stock may be granted pursuant to the 1998 Plan. The Board of Directors believes that the granting of stock options under the 1998 Plan will promote continuity of management, help attract new employees, and encourage employees, directors and officers, to increase their stock ownership in the Company and give an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently the Company's 13 full-time employees, three non-employee independent directors, as well as part-time employees and consultants are eligible to receive grants under the 1998 Plan. Awards under the 1998 Plan are made by the Company's Stock Option Committee consisting of the Company's three independent non-employee directors, and amounts to be awarded in the future under the 1998 Plan are discretionary and not determinable at this time.

  Currently awards for only 28,322 shares of common stock
(having an underlying market value of $176,729 as of April 21, 2003) were available for issuance under the Company's stock option plans. Additional shares of Common Stock must be available for issuance under the 1998 Plan if the 1998 Plan is going to continue to be a meaningful way to attract and retain key personnel of the Company and accomplish the other purposes set forth above. The proposed amendment to the 1998 Plan would add an additional 600,000 shares of common stock (having an underlying market value of $3,744,000 as of April 21, 2003) to the 1998 Plan, which represents less than 5% of the outstanding common stock as of the record date. Promptly after stockholder approval of this amendment to the 1998 Stock Option Plan, the Company intends to file an amendment to its current registration statement on Form S-8 covering awards issued under the 1998
Stock Option Plan to cover these additional shares.

   FEDERAL INCOME TAX ASPECTS OF AWARDS UNDER THE 1998 PLAN

  The following is a brief summary of the federal income tax consequences of awards made under the 1998 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

Incentive Stock Options. No regular taxable income is realized by the participant upon the grant or exercise of an incentive stock option ("ISO"). However, a tax preference item under the Alternative Minimum Tax would be generated upon exercise of the ISO. If a participant does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and within one year from the date of exercise, when the shares are sold any gain (loss) realized will be long term or short term capital gain (loss) depending upon the actual holding period. In such circumstances, no deduction will be allowed to the Company for federal income tax purposes. If ISO Shares are disposed of prior to the expiration of either of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short term or long term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option is granted. Generally upon exercise of a non-qualified stock option, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation
(or depreciation) after the date of exercise will be either short term or long term capital gain (or loss), depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under Non-Qualified Stock Options.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to restriction or forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long term or short term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to forfeiture, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such date. However, a participant may elect, under Section 83(b) of the Internal Revenue Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant's holding period will commence on the date of grant and the participant's tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant will be entitled to a deduction, refund, or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares regardless of whether he made a
Section 83(b) election.

  The Board of Directors recommends a vote FOR approval of the amendment to the 1998 Plan and it is intended that proxies not marked to the contrary will be so voted. Approval of the amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                      EXECUTIVE COMPENSATION

  The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.

Name of Executive and                            Other Annual    Number of Stock
Principal Positions            Year   Salary     Compensation(1) Options Awarded
Robert L. Saxe,                2002  $404,051    $  56,795            60,000
Director, Chairman of          2001  $381,174    $ 425,109           180,000
the Board, Treasurer           2000  $370,000    $ 465,615            96,000

Joseph M. Harary,              2002  $309,750    $  22,449            35,000
Director, President, General   2001  $283,305    $ 337,687            90,000
Counsel, Assistant Secretary   2000  $275,000    $ 366,154            56,000

Michael R. LaPointe            2002  $113,060    $   4,082             7,000
Vice-President Marketing

(1) Consists of the payment of accrued but unused vacation, and a performance bonus which was paid during 2000 and 2001.

                 Report on Executive Compensation

  The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Company's entire Board of Directors whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company were granted stock options since the beginning of the past fiscal year.

  In December 2000, the Company's Board of Directors approved a performance bonus plan (which was terminated in 2002 as discussed below) which provided for a bonus to be paid on or after July 2, 2001 and on or after January 2, 2002 equal to 1% of the increase, if any, in the Company's market value during the first and second halves of 2001. Bonuses were capped at a recipient's salary in the case of employees of the Company, and were capped at $60,000 in the case of non-employee directors and certain employees of the Company. The Company's Board of Directors approved a similar bonus plan for 2002 but with higher thresholds to be met before a bonus is payable under such plan. In addition to the payment caps described above, under the 2002 bonus plan, in order to insure that bonuses were not paid based upon temporary fluctuations in the market value of the Company, bonuses under the 2002 bonus plan would only be paid to the various participants under this plan if and when the market value of the Company exceeded $280,489,009 (and in the case of any bonus paid to Robert L. Saxe, if and when the market value of the Company exceeded $304,207,362). The Company recorded
$785,500 and $755,000 of expenses in connection with these plans for the years ended December 31, 2001 and 2000, respectively. No bonuses were paid in 2002 in connection with these plans, and on November 6, 2002, the Company's Board of Directors voted to terminate this bonus plan with respect to 2003 and replace it with a general bonus plan under which bonuses are awarded to employees of the Company for outstanding achievement including technical accomplishments, sales and revenue growth, and other performance milestones. All employees of the Company are eligible to receive bonuses under this plan and the bonuses shall not exceed $300,000 in the aggregate for 2003.

  The Board of Directors and the stockholders have adopted a stock option plan which remains in effect. The purpose of this stock option plan is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under this stock option plan will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for 28,322 shares of common stock were available for issuance under the Company's stock option plan. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under this stock option plan.

  The Company's stock option plan is administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin, Mr. Keen and Dr. Malvino, who serve as members of the Company's Stock Option
Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended
(the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1998 Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

  The purchase price of Common Stock subject to each option issued under this stock option plan will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or
(ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under this stock option plan may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value determined on the date of grant of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.
                                BOARD OF DIRECTORS:
                                Robert M. Budin
                                Joseph M. Harary
                                Victor F. Keen
                                Albert P. Malvino
                                Robert L. Saxe

Employment Arrangements

  The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $404,051 during 2002 and will receive an annual base salary of $420,000 through December 31, 2003. The Board of
Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The
Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 2002

     The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 10 during the fiscal year ended December
31, 2002, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock. The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a)
$98,143,946 with an assumed 5% annual rate of stock appreciation, and (b) $248,716,029 with an assumed 10% annual rate of stock appreciation. None of the options listed below for each of Mr. Saxe and Mr. Harary were exercisable during 2002 and only became exercisable on January 1, 2003.


                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                 Options  Employees Price     Expiration         Term of Option
Name             Granted  in 2002   Per Share Date              5% ($)   10% ($)

Robert L. Saxe     60,000   35.71%   $12.775  June 12, 2012  $482,048 $1,221,604
Joseph M. Harary   35,000   20.83%   $12.775  June 12, 2012  $281,195 $  712,602
Michael R. LaPointe 7,000    4.17%   $12.775  June 12, 2012  $ 56,239 $  142,520

    Stock Options Exercised in 2002 and Year-End Option Values

     The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 10 during the fiscal year ended December 31, 2002 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 2002, measured in terms of the average trading price of the Company's
Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 2,440,501 stock options issued by the Company were exercisable at year-end.

                                            Number of           Value of Exerci-
                                           Exercisable       sable In-the-Money
                  Number of               Options which         Options which
               Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name             on Exercise    Realized  at Dec. 31,2002     at Dec. 31, 2002

Robert Saxe          3,750     $   33,906      1,098,975           $ 564,950
Joseph Harary       25,000       $147,750        528,300           $ 181,413
Michael R. LaPointe     --     $       --         55,000           $       0

              Equity Compensation Plan Information

The following table sets forth information as of December 31, 2002 with respect to shares of the Company's Common Stock that may be issued under the Company's existing Stock Option Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company.

                  Number of Securities   Weighted Average  Number of Securities
                    to be Issued Upon    Exercise Price    Remaining Available
                Exercise of Outstanding  of Outstanding             for
Plan Category      Options and Warrants  Options and Warrants Future Issuance


Equity compensation plans
approved by security holders  2,440,501       $12.04               28,322

Equity compensation plans not
approved by security holders (see
Notes 8(b)(ii) and (d) to the
Company's  12-31-02
financial statements)           227,200       $ 8.33                    0

Total                         2,667,701       $11.72               28,322

                     Stock Price Performance

     The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

          Quarter Ended              Low           High
          March 31, 2001           10.50          24.25
          June 30, 2001            17.00          30.00
          September 30, 2001        9.00          29.00
          December 31, 2001        13.15          19.00
          March 31, 2002           15.31          21.00
          June 30, 2002            11.09          18.60
          September 30, 2002        6.35          15.25
          December 31, 2002         7.81          11.76
          These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.


    The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1997 in the Company's Common Stock (REFR), the NASDAQ
Composite (U.S.) Stock Index, and the NASDAQ Electronic
Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date      Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask

12/31/97    $100.00   $100.00   $100.00
01/30/98    $103.17   $111.32   $ 88.52
02/27/98    $112.86   $123.81   $121.31
03/31/98    $117.04   $110.03   $104.92
04/30/98    $119.02   $115.72   $ 93.44
05/29/98    $112.40   $100.83   $ 91.80
06/30/98    $120.25   $101.77   $ 82.79
07/31/98    $118.84   $110.27   $ 78.69
08/31/98    $ 95.28   $ 90.64   $ 80.74
09/30/98    $108.50   $106.21   $ 90.98
10/30/98    $113.27   $115.17   $ 86.48
11/30/98    $124.78   $137.68   $ 97.54
12/31/98    $140.99   $154.49   $137.70
01/29/99    $161.45   $179.47   $124.59
02/26/99    $146.99   $153.99   $105.74
03/31/98    $158.09   $158.77   $ 93.44
04/30/98    $163.11   $167.92   $122.13
05/31/99    $158.53   $156.68   $117.21
06/30/99    $172.77   $180.88   $127.05
07/30/99    $169.64   $199.47   $126.23
08/31/99    $176.80   $230.07   $165.57
09/30/99    $177.01   $215.87   $131.15
10/29/99    $191.19   $235.90   $131.97
11/30/99    $214.36   $252.25   $128.69
12/31/99    $261.48   $287.34   $194.26
01/31/00    $251.86   $333.29   $347.54
02/29/00    $299.87   $438.50   $458.20
03/31/00    $293.74   $460.43   $386.89
04/28/00    $247.07   $425.87   $252.46
05/31/00    $217.29   $389.21   $264.75
06/30/00    $255.45   $451.07   $393.44
07/31/00    $241.59   $444.39   $346.72
08/31/00    $270.17   $504.18   $250.82
09/29/00    $235.09   $379.65   $251.64
10/31/00    $215.77   $358.40   $252.46
11/30/00    $166.24   $273.17   $209.02
12/29/00    $157.42   $236.14   $229.51
01/31/01    $176.48   $271.54   $271.34
02/28/01    $136.62   $178.11   $209.84
03/30/01    $117.48   $144.07   $239.34
04/30/01    $135.01   $173.40   $310.16
05/31/01    $134.81   $163.47   $363.93
06/29/01    $138.46   $166.04   $354.10
07/31/01    $129.66   $164.79   $340.98
08/31/01    $115.55   $148.14   $255.74
09/28/01    $ 96.08   $107.01   $213.11
10/31/01    $108.41   $135.95   $233.57
11/30/01    $123.85   $168.89   $221.90
12/31/01    $124.89   $160.91   $219.80
01/31/02    $123.94   $170.55   $240.13
02/28/02    $111.05   $134.13   $209.84
03/28/02    $118.33   $152.49   $231.87
04/30/02    $108.50   $137.75   $213.64
05/31/02    $103.72   $133.88   $181.11
06/28/02    $ 94.32   $100.46   $194.89
07/31/02    $ 85.71   $ 94.64   $115.28
08/30/02    $ 84.80   $ 90.00   $123.28
09/30/02    $ 75.68   $ 71.37   $117.51
10/31/02    $ 86.02   $ 84.57   $130.75
11/29/02    $ 95.61   $108.17   $138.36
12/31/02    $ 86.34   $ 86.16   $109.38

                       CERTAIN TRANSACTIONS

    The following is a description of any transactions involving indebtedness of management to the Company which exceeded
$60,000 during 2001. In 1994, 1996 and 1997, the Company made loans to its officers. Prior to their repayment as described below, the outstanding principal amount of loans made to Robert L. Saxe, the Chairman of the Company, was $20,461, and the outstanding principal amount of loans made to Joseph M. Harary, the Company's President, was $132,500. Each of the aforementioned loans were due in January 2003; related to the purchase of common stock of the Company; were collateralized by the pledge of shares of common stock of the Company; could be prepaid in part or in full without notice or penalty; were represented by a promissory note which bore interest at a rate per annum equal to the broker call rate in effect on the first day of each calendar quarter; and permited repayment of the loan by delivery of securities of the Company having a fair market value equal to the balance of the loan outstanding. On November 8, 2002, one of these officers, Joseph M. Harary, paid the Company $192,171 in cash in payment in full of all principal and accrued interest on the loans made by the Company to Mr. Harary. On December 16,
2002, the other officer, Robert L. Saxe, paid the Company $25,398 in cash in payment in full of all principal and accrued interest on the loans made by the Company to Mr. Saxe.

                    2004 STOCKHOLDER PROPOSALS

    Any stockholder who intends to present a proposal for action at the Company's 2004 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-
Laws and of Rule 14a-8 of the Securities and Exchange Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797,
Attention: General Counsel, by December 31, 2003.

   SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                    GENERAL AND OTHER MATTERS

    Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                        By Order of the Board of Directors


                        VICTOR F. KEEN
                        Secretary

Woodbury, New York
April 30, 2003

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S
ANNUAL
REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002,INCLUDING
FINANCIAL
STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF
THE COMPANY'S
STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO
THE COMPANY'S
OFFICES, ATTENTION: ASSISTANT SECRETARY. REQUESTS FROM BENEFICIAL
STOCKHOLDERS
MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 21,
2003.


                            [PROXY CARD - FRONT]

PROXY            RESEARCH FRONTIERS INCORPORATED
      240 Crossways Park Drive, Woodbury, New York 11797-2033
               THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS
          ANNUAL MEETING OF STOCKHOLDERS - June 12, 2003

     The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 12, 2003, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

 Dated:____________________________________ ____, 2003
 __________________________________________________
 __________________________________________________
 Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED
ENVELOPE

                        [PROXY CARD - BACK]


 1.  ELECTION OF CLASS III DIRECTORS

         NOMINEE: Joseph M. Harary

     [  ] FOR nominee listed above.

     [  ] WITHHOLD AUTHORITY to vote for nominee listed above.

2.  RATIFICATION OF THE SELECTION OF KPMG LLP
    AS INDEPENDENT AUDITORS OF THE COMPANY
    FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

     [  ]  FOR RATIFICATION   [  ]  AGAINST RATIFICATION  [  ]  ABSTAIN

3.  ADOPTION OF AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN.

     [  ]  FOR ADOPTION       [  ]  AGAINST ADOPTION      [  ]  ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR the nominee listed above and FOR APPROVAL of Proposals 2 and 3.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 12, 2003.
                              Yes  [  ]      No  [  ]